UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2015

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.    Entry into a Material Definitive Agreement
Amendment No. 2 to Advisory Agreement
On November 2, 2015, Griffin Capital Essential Asset REIT II, Inc. (the "Registrant") entered into Amendment No. 2 (the "Amendment") to the Advisory Agreement between the Registrant and Griffin Capital Essential Asset Advisor II, LLC (the "Advisor"). Pursuant to the Amendment, the Advisor will pay all organizational and offering expenses related to the Registrant's public offering (the "Offering"), up to 1.0% of gross offering proceeds from the Offering. In addition, pursuant to the Amendment, acquisition fees payable to the Advisor were increased from 2.0% to 3.85%, which consists of the original 2.0% base acquisition fee and up to an additional 1.85% contingent acquisition fee (the "Contingent Acquisition Fee"). The amount of the Contingent Acquisition Fee paid upon the closing of an acquisition will be reviewed on an acquisition by acquisition basis and such payment shall not exceed the then outstanding amounts paid by the Advisor for dealer manager fees and organization and offering expenses at the time of such closing. The Advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in the Advisor's sole discretion. The foregoing description of the Amendment is qualified in its entirety by reference to the terms of the Amendment, which is attached as Exhibit 10.1 hereto.
Item 8.01    Other Events
On November 4, 2015, the Registrant, through three wholly-owned subsidiaries of the Registrant's operating partnership (the "SPEs"), entered into a series of assignment and assumption agreements with the Registrant's sponsor related to the potential acquisitions of the following three properties: (1) a four-story, Class "A" office building located in Durham, North Carolina and leased in its entirety to Toshiba Tec Corporation (the "Toshiba Tec property") for a purchase price of approximately $35.9 million, plus closing costs and acquisition fees; (2) a to-be-built, single-story, Class "A" industrial facility located in North Charleston, South Carolina and leased in its entirety to WABCO North America, LLC (the "WABCO property") for a purchase price of approximately $13.8 million, plus closing costs and acquisition fees; and (3) a to-be-built, single-story, Class "A" distribution warehouse located in DeKalb, Illinois and leased in its entirety to 3M Company (the "3M property") for a purchase price of approximately $66.4 million, plus closing costs and acquisition fees. Pursuant to the assignment and assumption agreements, the Registrant, through the SPEs, has assumed all of the liabilities and obligations of the sponsor in connection with the respective purchase and sale agreements related to the foregoing properties.
Acquisition Contingencies
Pursuant to the purchase and sale agreements for the properties described above, the Registrant will be obligated to purchase each property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire each property generally based upon:

•	the Registrant's ability to raise sufficient proceeds in its public offering and to obtain sufficient amounts of debt or other equity capital on attractive terms to acquire each property;

•	satisfactory completion of due diligence on each property and the tenants of each property;

•	satisfaction of the conditions to the acquisitions in accordance with the respective purchase and sale agreements; and

•	no material adverse change relating to each property, the sellers of each property, or certain economic conditions.
There can be no assurance that the acquisition of each property will be completed. Other properties may be identified in the future that the Registrant may acquire prior to or instead of the properties described above. Due to the considerable conditions to the consummation of the acquisitions of the properties, the Registrant cannot make any assurances that the closing of any property is probable.

Item 9.01    Exhibits
(d)     Exhibits.

10.1	Amendment No. 2 to Advisory Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: November 6, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary